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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

  CROCKETT                           Bruce                 L.
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   (Last)                           (First)             (Middle)

  906 Frome Lane
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                                    (Street)

  McLean                           Virginia            22102-2106
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

   ACE Limited (NYSE: ACL)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Year

        September 1999
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)


            ----------------------------------------------------
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7. Individual or Joint/Group Filing (Check applicable line)

     [X] Form filed by one Reporting Person
     [ ] Form filed by more than one Reporting Person
-------------------------------------------------------------------------------

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
===============================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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


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Ordinary Shares                       10/16/98       A(1)      V         11.409   A      (1)
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Ordinary Shares                       11/3/98        A(2)      V         38       A      (2)
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Ordinary Shares                       1/15/99       A(1)      V         12.528   A      (1)
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Ordinary Shares                       2/5/99         A(2)      V      1,348       A      (2)
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Ordinary Shares                       4/16/99        A(1)      V         18.608   A      (1)
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Ordinary Shares                       5/6/99         A(2)      V         41       A      (2)
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Ordinary Shares                       7/16/99        A(1)      V         24.913   A      (1)
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Ordinary Shares                       8/4/99         A(2)      V         54       A       (2)
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Ordinary Shares                       8/9/99         A(2)      V         385      A       (2)
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Ordinary Shares                       9/23/99         P               15,000      A     $20.375  23,738.453     D
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===================================================================================================================================

*   If the Form is filed by more than one Reporting Person, see Instruction
    4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                         (Over)
(Form 4-07/98)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

===============================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
-----------------------------------------------------------------------------------------------------------------------------------


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===================================================================================================================================

Explanation of Responses:
(1) Represents share units credited to the reporting person's deferred stock account pursuant to the dividend reinvestment provisions of the ACE Limited 1995 Outside Directors Plan (the "Plan"), which plan meets the requirements of Rule 16b-3.
    Reporting person has elected to defer the receipt of such share units in accordance with the terms of the Plan.
(2) Represents Ordinary Shares granted as a director retainer award or committee chairman award pursuant to the Plan.  Reporting person has elected to defer the receipt of such Ordinary Shares in accordance with the terms of the Plan.

   Signed for Bruce L. Crockett pursuant
   to a power of attorney on file with the
   Securities and Exchange Commission


  /s/ Keith P. White                                        October 8, 1999
--------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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